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In connection with the previously announced business combination (the “Business Combination”) between dMY Technology Group, Inc. II (“dMY”) and Genius Sports Group Limited (“GSG”), the two companies have made a webcast available on their websites in which members of their respective managements discuss the Business Combination (the “Webcast”). In addition, on October 27, 2020, GSG’s Chief Executive Officer, Mark Locke, spoke on Bloomberg tv. Below is (i) a copy of the transcript for the Webcast and (ii) a copy of the transcript of the Bloomberg interview, each of which is being filed herewith as soliciting material.

Exhibit 99.1

dMY Technology Group II – Transaction Call, October 27, 2020

C O R P O R A T E    P A R T I C I P A N T S

Niccolo de Masi, Chief Executive Officer, dMY Technology Group

Mark Locke, Co-Founder & Chief Executive Officer, Genius Sports Group

Nick Taylor, Chief Financial Officer, Genius Sports Group

P R E S E N T A T I O N

Niccolo de Masi

Thank you all for joining us today. I’m Niccolo de Masi, the CEO of dMY Technology. Mark Locke and I put this deal together to bring Genius Sports Group onto the NYSE, and it’s a truly unique company that I’m very excited about.

Leading today’s call will be Mark Locke, the CEO and pioneering Founder of Genius Sports Group. He’s joined by Nick Taylor, the CFO.

For our part at dMY Technology, I think it’s fair to say that in all of our careers Harry and I have never seen a business as unique and as well placed in the overall gaming ecosystem as Genius Sports Group. I’ve conducted 36 M&A transactions in my two decades in the public markets and this business has a uniquely impressive return on capital, coupled with extremely high barriers to entry and a lot of ways to win.

Genius Sports Group is actually elemental to the sportsbook industry, and it wins regardless of whether or not a DraftKings, a FanDuel or a Rush Street Interactive is the leading player in any given geography or stake. Genius is, in fact, a SaaS company with hundreds of long-term contracts that, as Nick will describe, have in-built contractual growth.

Mark has built this business, quite remarkably, on only about $40 million of invested capital, and his commitments to being a capital-efficient business has led him to roll his entire existing stake into the transaction to build a big $10 billion plus market cap company over the long term.

The high barriers to entry for Genius Sports Group are created not only in their technology, but in their boots on the ground. They have over 8,500 employees and contractors that actually control data from the point of capture in stadiums. They then wrap this data in their software, add machine learning, and supply it in real time to hundreds upon hundreds of direct-to-consumer sportsbook operators.

Now, by merging with dMY Technology, we have a fairly traditional SPAC IPO structure, but most of the cash on the dMY trust will go onto the balance sheet of the enlarged business. This means that Genius will have in a stroke more growth capital at transaction close with us than they’ve had cumulatively in their entire history. With the preeminent data lake in the sportsbook industry, they have a lot of ways to win, a lot of ways to increase monetization and grow other divisions of the business, such as their streaming play. Not only will there be tremendous continued organic growth, which is very predictable in this business, but we expect an additional lever in the form of inorganic growth.

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dMY Technology Group II – Transaction Call, October 27, 2020

It is now my honor and pleasure to hand you over to Mark Locke, our pioneering CEO and Founder.

Mark Locke

Thanks, Niccolo. Hello. My name is Mark Locke. Thank you very much for joining us today.

I founded this business originally as a software company, the backdrop to it being that the sports betting market was growing very rapidly, there was a dramatic increase in the number of events that sportsbooks were offering, and on top of that, a lot of the sportsbooks were moving to in-play betting, or betting during the event. As a result of that, the overhead of running sportsbooks was becoming very challenging for the sports betting operators, so the software was provided to them to effectively provide an automated outsourced bookmaking service. As time went on, I saw the need for us to control the sports data that powers the software that the entire industry is built on, and the business that we present to you today is as a result of that.

I’ve got a very experienced, innovative Management Team. I’m joined today by Nick Taylor, who will talk you through the financials and some of the metrics of the business, and, really, we’re very lucky to have the opportunity to merge the businesses with DMYII today.

Our mission is to be the official data, technology and commercial partner that powers the global ecosystem connecting sports, betting and media. That’s our mission statement—and it sounds complicated, but it’s not—simply put, we collect live sports data and provide that wrapped in mission-critical technology to sportsbooks on a global basis. The most important point here is that the sportsbooks cannot operate without the data, and sometimes the software, that we provide to them.

We’re fortunate to operate in three major industries, the sports industry, the media industry and the betting or gaming industries, and what we do is we connect all of those industries together with technology. Again, the data that connects those industries is integral to their success and they cannot operate without it.

I’d like to now focus on the key investment highlights. We are the leading sports data provider. As I said before, I’ll say it again, and I make no apologies for repeating myself, it’s mission-critical data for sportsbooks. As a result of that ownership and control, we occupy a unique position in the market, with very high barriers to entry. As Niccolo said in his introduction, we have almost 8,500 people working for Genius Sports Group on a global basis, and 7,000 of them are tasked with going and collecting the live sports data from the stadiums. On top of that, we provide enormous amounts of software to sports leagues and federations globally, that these operators go and utilize to collect that data. As a result of that, we have very, very high barriers to entry and it’s very, very difficult to come into our market and compete with us.

Because of all of that, we have enormous opportunities for growth. We define these as multiple growth levers, and Nick will talk you through that later in the presentation. We have an attractive financial profile. We have strong operating leverage coming through the busines and really starting to bite. Ultimately, we’re founder-led. We’ve got a very experienced Management Team and deep industry relationships, and what they really means is that we’re able to position ourselves in a market as the market is emerging without investing either too early or too late.

Finally, it’s worth thinking about our business as an investment in the sports gaming sector. As regulation increases globally, as sports betting becomes more widespread, investing in Genius is an investment in that growth, because, ultimately, we provide many of the names that you will have come across in the sports betting sector with the underlying data, and often the software, and as such, you can enjoy the growth of the sports betting sector without having to choose any particular winner in any sector.

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dMY Technology Group II – Transaction Call, October 27, 2020

I’d like to spend a little bit of time talking to you about how our core business operates. We think of it like an equation. On the left-hand side you have data acquisition and on the right-hand side you have data monetization.

Our business is unique in the way that we engage with sports leagues and federations. What we do is we work with sports leagues and federations, we work in partnership with them, providing them with software that ultimately helps them run and operate their businesses. We do that often in exchange or contraed against the rights that allow us to go and collect sports data from those events. We provide those sports with enormous amounts of software integrated into the stadiums, and often manage and run and own the operatives that use that software to collect that data. What that means is that, as a business, we have very deep relationships. We have incredibly low churn rates. In fact, in the last three years, we’ve only lost one sports league as a partner, and on top of that, those relationships that we have allow us to have real control over one of the dynamics that often affects industries that rely on rights, which is rights inflation.

On the other side of our business, we monetize the data. As Niccolo explained at the beginning, what we do is we take the data, the live data we’re collecting from these sports, and we wrap it in software, and we provide that to sportsbooks globally. Now, there’s some interesting dynamics that are coming out of the market. In a mature market—and, ultimately, the majority of our business at the moment operates in mature markets—most betting, the vast majority of it, is done in-play or during the game, and that requires a certain type of data, it requires live data, and when we’re talking about live data, anything longer than five seconds delayed is too late. As a result of that, the amount of data, the volume of transactions that are happening, it means that the sportsbook operators have to process a huge amount of information. The software we provide to those sportsbooks takes the data that we’re collecting from the sports leagues, wraps it in the software, and provides and outsourced bookmaking service. We’re creating the lines, we’re creating the odds, we’re opening the events, we’re closing events, and we’re providing a customer experience through our partnerships with the sportsbooks to the end consumer.

One of the KPIs that’s worth focusing on, on this page, is the number of events that are covered. To operate a competitive sportsbook in today’s market, our view is that you need circa 240,000 live games of sport a year. Now, that’s real games of sport. We’re not talking about virtual sports or we’re not talking about e-sports, we’re talking about more traditional sports. You can get the majority of the sports information that you need from us, as a sportsbook. But, of that, 170,000 of those events, so a huge proportion of it, are under official rights, and of that, 110,000 of those events are under exclusive rights. What that shows you is that we own and control a vast proportion of the official data that is present and available to sportsbooks on a global basis.

This slide really demonstrates how and where we sit in terms of the global ecosystems that connect sports, betting and media. Genius Sports sits at the heart of this, and on the left-hand side of this slide, you’ll see our partnerships with sports leagues and federations globally. It’s worth understanding in a little bit more detail what we provide those sports leagues.

Live stats is a service that allows us to provide software to the sports operators to allow them to collect data in real time from their games. That data goes to power their websites, power their media feeds, power their broadcast feeds. It’s integral to the way that they operate.

Furthermore, we provide integrity services. We help those sports combat match fixing, set the rules of their game, help them understand the risks to their sport.

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dMY Technology Group II – Transaction Call, October 27, 2020

We also provide them a competition management service. These days, as sports grow, they have a huge amount of data that they need to process and manage, in terms of what competitions are on and which players are playing, and we provide that software on an end-to-end basis to them.

Fan engagement tools. Ultimately, that’s the goal of a sports league or a federation, is to engage their fans. Whether that’s the websites or whether that’s streaming, we’re able to provide that technology and those services to those sports.

And finally, coaching tools. Once we’ve got the data, we can process it and we can provide it back to those sports leagues.

What this is really showing you is the depth and breadth of the partnerships that we build with those sports federations, and it goes to show why our churn rates are so low and our relationships are so strong.

On the other side of this doughnut, we provide services to both sportsbooks and media companies. On sportsbooks, as we’ve already explained, we’re very much working hand-in-hand with them to provide automated bookmaking software. Software that set the lines, open the events, closes the events, that’s the key goal of this software, and using the data we’re collecting on the left-hand side of this diagram.

And finally, we have an ad tech platform that allows us to take the data that we have from the sports leagues, on the left-hand side, both the live data and also audience data, marry those two together and provide really cutting-edge media services that helps sportsbooks globally acquire customers at very, very competitive prices. It’s very exciting and a growth part of our business.

This slide is the competitor matrix that really shows you that we operate in a fairly benign market. There aren’t a lot of competitors, because the barriers to entry are so high. Even though there are four names on this slide, what we’re really showing is that there are only two companies that have the breadth and depth of services that are necessary to provide both the sports and sportsbooks with all of the technology and data that they require to be successful.

In terms of the barriers to entry, this slide really gives you some idea about the scale of the business. We’ve invested over $110 million in proprietary technology, that we’ve deployed with our partners. We’ve got over 7,000 agents using our software globally, and over 1,500 employees. Our sector is about reaching critical mass and having a large amount of the data that’s required by the sports betting operator to be successful, and as a result of that, this is really a very difficult business to move into if you’re not already a player in it.

It’s worth spending a bit of time on what official data is and why it matters. Official data is the feed of live sports statistics, that’s sanctioned by the sports, for collection and distribution. What it really does, is it gives sports the ability to monetize their underlying IP. If you think about it, sports is a private enterprise, played on private land, with private investment. It goes to reason that sports should be able to benefit from the IP and the data that comes out of the sport. We’ve championed this. If you think about how the music industry evolved, back in the day when Napster were providing music across a platform that they didn’t have the rights to, and ultimately didn’t own, that business, long term, got regulated and the rights holders got recognized. We see a sports industry and a sports betting industry in very similar ways. We believe that, over time, the official data that sports produce, and the ownership of it, will be recognized by the sports leagues, and as such, we are uniquely placed to capitalize on that dynamic change that’s coming to the industry.

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dMY Technology Group II – Transaction Call, October 27, 2020

We have a unique rights strategy, whereby, as I mentioned before, we work with a vast number of sports to collect the underlying data that’s required for sportsbooks through contra-relationships or swapping our software with those sportsbooks. It means that we’re very cost effective in the way that we collect our data, it means it’s very scalable, and it gives us a very strong position in the market, where we’re giving a fair deal back to sports, and that they’re benefiting from the sportsbook betting revenues that are generating, and the sportsbooks are benefiting from the value that’s being offered to them by the sports leagues. On that basis, we will end up in a very competitive market with other players who are looking to acquire rights, but the benefits of our lower tier model, where we’re contra-ing our software in exchange for rights, give us the ability to be very insulated from any one particular win or loss of any Tier 1 event. You can see the results of this strategy and official data on this slide. Over the last six or seven years, we have grown the number of official data rights that we have, from 2014, where we had very few, to over 170,000 now, which is the vast proportion of a sportsbooks’ official data requirements.

This slide really brings our business together. On the left-hand side, you have the sports leagues, where they are granting official rights to their data in exchange for our technology. Taking that data, wrapping it in our software, providing it to sportsbooks creates an increased demand on that data, but also an increased demand for new data. That allows us to go back to the sports leagues, offer further technology in exchange for official rights. This virtuous circle is something that we’ve been very successful in pioneering and, as Nick will speak to you about in the next few slides, we are only at the beginning of that journey.

Nick Taylor

Yes, hi. Thanks, Mark. I’m Nick Taylor, I’m the CFO. I’ve been with Genius a year now, and I just want to talk you through the next few slides.

As you’ve heard, we’re uniquely placed to take advantage of the fast-growing sports betting market, and there are plenty of estimates out there about the size of the market, one of which is set out in Slide 15, going out to 2025, and you can just see that the TAM doubles in those five years, but there are two important points to draw out of this.

Firstly, the U.S. market, although very nascent, will be the largest growing market in the next five years, and I’ll touch on our U.S. positioning in a second.

And secondly, and equally as important, and it’s sometimes overlooked, given the excitement of the liberalization of the U.S. market, is that there’s still significant growth in other markets, as you can see on the slide, including Europe, which you can see has still a very healthy double-digit CAGR growth, and, as Mark explained, has been our core market to date and one of which we have been very successful in.

Looking at this through a U.S. lens, this is about all the pieces of the jigsaw in place to replicate our success in Europe across the United States. I just want to spend a minute or two drawing out a couple of key points.

Firstly, we are in a strong position with high-profile rights.

Secondly, we have market-leading ad tech solutions in the U.S. market, which is set to explode as sportsbooks compete for customer acquisition with increased marketing dollar spend and we are perfectly positioned to capture our share of this.

Thirdly, we have the right business model, which, through our relationships with all key sportsbooks, means we share in the upside as our partners grow over time. In addition to this, we also have key relationships with other B2B technology suppliers. To Mark’s point earlier, these companies are competing with each other and, to some extent, we’re agnostic to who wins, as we have relationships across the industry.

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dMY Technology Group II – Transaction Call, October 27, 2020

Lastly, and an important point to note, we are licensed everywhere we can be, currently across 10 states, including New Jersey and Pennsylvania, with three tribal licences, as well as having two licences pending, and in the process of being licensed in all other states that have liberalized sports betting. This is an onerous task, another barrier to entry, and one which we see as a significant competitive advantage.

Pulling all of this together, we have multiple levers of growth for our business. Just to be clear, it’s not only powering our growth today, but will also be powering our future growth across 2021 and 2022.

To pick out a couple of key points:

Mark already talked to you about the inevitable increasing importance of official data rights, which is helping to drive our market share.

Also, Mark has talked about our increasing importance in the ecosystem as we gain critical mass. We believe we will increase our share of wallet in the medium term by providing additional services and content to our customers. As well as, at today our content is under-monetized given the number of credible suppliers in the market. This is particularly true if you compare our content, for example, to online casino providers, whose content is generating as much as three times as much as ours, and there are hundreds of suppliers in that market.

Finally, on streaming, we have a nascent business today. Streaming is a great example where we are providing additional content and services to our customers, which is, in turn, helping to increase that share of wallet.

If we look at all this together, what does it mean for numbers? Our market-leading technology, our official data rights and our depth and breadth of relationships with sports and sportsbooks has meant we have shown continued and consistent growth, as set out in the slide, with 250% increase in revenue in 2016 to 2020. It’s also worth pointing it out, in 2020, we will grow 25% despite the COVID disruption to global sport, really helping to demonstrate our mission-critical nature of our relationships with our sportsbooks.

It’s also worth pointing out, as we say on this slide, that we have a large diversification of revenues. Our largest brand will contribute less than 4.5% to group revenues in 2020, and our top 10 customers, if you take them as a cohort, will only contribute about 30% of group revenues.

So looking at 2021 and 2022, you can see that it’s continued growth powered by those levers that we’ve already discussed, with a CAGR of 29% over the course of the next couple of years.

In our business model, we have contractual minimum guarantees, which give us high visibility of future growth. In fact, 60% of our 2020 revenues are recurring in their nature. This, coupled with our very low churn statistic, given our sticky relationships with sports and our deeply embedded relationships with the sportsbooks, means that we have huge comfort over locked in future growth.

It’s also worth pointing out that the numbers you see here are based on our current financing. They do not include any upside from access to growth capital that we anticipate as part of this transaction.

Looking at profitability, as Mark said earlier, you can see we are at a inflection point in 2020, as we start to gain from improved operating leverage. Indeed, in 2020 alone, we expect to move our profitability by north of $20 million. This will continue to grow through 2021, and beyond, with a trajectory towards a steady state margin of 40%, in line with other global information and data analytical technology companies.

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dMY Technology Group II – Transaction Call, October 27, 2020

So, how is this improvement in profitability being achieved? Our business model leads to a natural high operating leverage. In simple terms, it broadly costs us the same to provide an event to one customer as it does to provide that same event to 90 customers. Few, if any, of our costs are directly variable to revenues. We invested heavily in 2018 and 2019, to ensure that our teams and our technology were optimized and right-sized, so that we could take advantage of our continued revenue growth in 2020, and beyond.

So, I’ve talked about our business model and the growth levers that are powering this. Now, there are significant opportunities for us to sit outside this model, as you can see set out in Slide 21. One area we are particularly interested in is acquisition of technology businesses and integrating them into our own stack. As a business, we have a really good track record of integrating small technology businesses that are innovative and are very complementary, but what they don’t have is a means of distribution to the world’s sportsbooks, which is what we can bring, and because we have that distribution, we can monetize them quickly. On a larger M&A scale, there are significant opportunities available to us as the world’s media and streaming and betting continue to converge, and it is these opportunities that will provide us the scale and significant synergies.

Lastly, we thought it useful to give you an indicative view at the potential size and scale of our business, and you can see that through the filter on the left-hand side of the slide. If you estimate the global sports betting market to be around $60 billion at maturity, which is broadly double the size of the current market, and, as you’ve already learned, we work with all the sportsbooks which we do today, you then overlay two variables into this: firstly, the conservative view, given the marketplace, is that 40% of the market will be powered by Genius; secondly, a 5% of GGR will be achieved, which goes to the point I made earlier about increasing our share of wallet through more value-added services and our commercial leverage in the ecosystem. If you then combine that with our 40% EBITDA margin that we have visibility of in the medium term, you get to see that this presents us with a hugely significant opportunity as a business, and one we are brilliantly placed to take full advantage of.

I’ll now hand back to Niccolo, who will give you a brief summary of the transaction.

Niccolo de Masi

Thanks, Nick. Let’s go and talk about the transaction overview now, on Page 24.

We have a traditional stack IPO reverse merger, where Genius Sports Group is reverse merging into dMY Technology II. As you can see on this slide, the sources of cash come from two components. There are $276 million on the dMY II trust account, assuming no redemptions. There is also a $330 million PIPE that we have raised, commensurate with our announcement. The $330 million PIPE is being used to redeem an Apax shareholder loan, that will leave the business debt free at transaction close. The rest of the proceeds are used as laid out here. Predominantly, the trust account capital is going onto the balance sheet of the enlarged business, to ensure there is more growth capital at transaction close, than Mark and team have had cumulatively in their entire history to date. You can also see the post-transaction close shareholding. Approximately 62% will be owned by pre-transaction close Genius shareholders, and of that 62%, approximately 22% is owned by Mark Locke and approximately 70% is owned by Apax of that 52%. Mark Locke is very bullish on this transaction. He is rolling his entire stake and not taking out any secondary liquidity in this transaction.

Let’s move on to Page 25, where you can see how we have priced conservatively against a basket of comps in the data space, in [inaudible] space and the online gambling sector. We’re very much here to build a long-term business, and Mark’s decision to roll his entire stake is very much emblematic of how bullish he is and how committed he is to the long term.

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dMY Technology Group II – Transaction Call, October 27, 2020

With that, I would like to thank you all for your time. We’re excited about this transaction. Mark, myself, Nick and the entire team at Apax thank you for your support and we look forward to debut on the NYSE early next year when the transaction closes. Thank you again for your time.

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Exhibit 99.2

Why Genius Sports Went Public Via U.S. SPAC

Bloomberg Markets: The Close

October 27, 2020

Anchor: Turning now to our deals report. Genius Sports announced it would go public earlier today. This is the UK gaming tech firm gonna be valued at about $1.5 billion following a reverse merger with Harry You’s dmY Technologies. Genius Sports is the first company in the UK to go public via a US SPAC. Our own Ed Hammond caught up with CEO Mark Locke earlier. Take a listen.

Mark Locke: I think the opportunity. I mean we’re a global company. The opportunity in emerging markets is very exciting and taking our business and positioning ourselves as a New York stock exchange listed entity gives us all the benefits of a traditional listing i.e. access to capital, a strong investor base that really understands the market but really gives us the ability to focus on these emerging markets such as the United States.

Ed Hammond: And is that where the growth opportunity is for a company like Genius to actually go out beyond the UK and look at as you say? Well it’s funny to think of the US as an emerging market but certainly a growth market.

Mark Locke: Yeah sure I mean we’re truly global so we operate in all regulated markets globally but what we’re seeing increasingly is that the markets are becoming more regulated. You know, the United States with the passing of PASPA a couple of years ago is seeing very very rapid growth. We’re seeing rapid develops also in South America and actually in Germany as well. So there’s an awful lot of opportunity globally and I think the United States really gives up an opportunity to take the foundations that we’ve built, the product sets that we’ve built. The fact that we’ve reached critical mass in our product set and take that business forward and take advantage of the opportunities that we’re presented there.

Ed Hammond: Just a question Mark about going into the public markets at a time when there is so much volatility, so much uncertainty and then you do become obviously subject to those huge swings. Why now? Why not wait until there’s more slightly normalized economic situation?

Mark Locke: Yeah, well it’s an interesting question. I mean we’re given an opportunity now to capitalize on the investment and the developments that we’ve made over the past few years. We were acquired a couple of years ago by Apax which is a very large, very well regarded private equity firm that’s been incredibly supportive to our growth journey and I think where we’ve got to now is we’ve gotten to a position where it’s the right time for the business to progress with further investments, and again the access to capital that the stock market gives us makes that easier. But also on top of that, the opportunities that going to come up in the next few years for acquisition and M&A opportunities. So I think where we’re seeing the market is we’re seeing ourselves incredibly well placed in the United States, we’ve got the critical mass and now we’ve got the right capital structure to really take the business forward.

Ed Hammond: Look the SPAC model as I’ve mentioned is obviously extremely hot recently and has therefore drawn probably rightly a lot of skepticism from people. They’ll say look there’s just too much money in the space. There are too many new blank check companies sort of scouring over the corporate world to try and find targets. Did you have any reservations about going down this route because of that? That sort of skepticism about the SPAC model?

Mark Locke: I think the important thing is to make sure that you choose the partner wisely and you know we’ve got an incredibly unique business, we’re well positioned, we’ve got very very strong financials even through COVID, we’ve experienced extremely strong growth. So from our point of view, picking the right partner allowed us to achieve the goals of a fast listing that gave us the ability to concentrate on continuing to deliver for our customers, for our partners. And keeping focused on our core business was really the goal.

Ed Hammond: You talked a little bit about the geographic opportunities. What are sort of the facts that you need to see happening in the markets to make this company really realize its potential in terms of growth?

Mark Locke: It’s interesting actually because we’re a supplier to virtually all of the sports betting operators you’ve heard of and as such, an investment in Genius is in a way really of investing in the sector – continuing regulation and continuing growth of this sector. In the United States, we’ve seen a lot of new States come online, as they become licensed. We are extremely progressive in our licensing. We’re licensed in 10 states, 3 tribal states as well and have applications going into all of the others that are available to us. So we’re well positioned to take advantage of that growth. I think there’s an expression in the UK which is a rising tide lifts all boats and I really think that for our business that’s something that we benefit from in the regulated markets.

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